Exhibit 99.1

PROXY CARD

PROXY SOLICITED BY BOARD OF DIRECTORS FOR

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2020

By signing below, you, as a holder of common stock of FCB Corporation (“FCB”), appoint Gerald L. Ewell, Jr. and Tim Spry as your proxies. This appointment applies to each of them separately and allows them to appoint substitutes as needed. You are empowering your proxies to vote all of your shares of FCB common stock at the special meeting of FCB shareholders (the “FCB Special Meeting”) to be held on Thursday, April 30, 2020, at 1:00 p.m. Central Time, and at any adjournment or postponement of the FCB Special Meeting. If you wish to revoke your proxy and vote in person at the FCB Special Meeting, please arrive at the meeting location no later than 12:30 p.m. Central Time so that we can confirm the number of shares eligible to vote.

Your proxies will vote on the proposals set forth below, each of which is described in the accompanying FCB Notice of Special Meeting of Shareholders and proxy statements/prospectus, as you specify on this proxy card. The FCB board of directors recommends that you vote “FOR” each of these proposals.

Proposal No. 1: FCB Merger Proposal. Approval of the Agreement and Plan of Merger dated January 23, 2020, by and between FCB and CapStar Financial Holdings, Inc. (“CapStar”) pursuant to which, among other things, FCB will merge with and into CapStar (the “FCB Merger Proposal”).

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

Proposal No. 2: FCB Adjournment Proposal. Approval of the adjournment of the FCB Special Meeting, if necessary or appropriate, including for the purpose of permitting further solicitation of proxies in favor of the FCB Merger Proposal.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

If you do not specify how you want your proxies to vote, your proxies will vote “FOR” approval of each of the above proposals.

PLEASE MARK, DATE, AND SIGN THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. Please sign below exactly as your name appears on your stock certificate(s). When shares are held jointly, all joint holders should sign. When signing on behalf of a shareholder as attorney, executor, administrator, trustee, or guardian, please give your full title.

Date:              , 2020

Shares of FCB common stock held:

Signature	Print name

Signature of joint holder (if held jointly)	Print name of joint holder (if held jointly)

Signature of joint holder (if held jointly)	Print name of joint holder (if held jointly)